Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form F-3) and related Prospectus of Teléfonos de México, S.A.B. de C.V. for the registration of debt securities, and to the incorporation by reference therein of our reports dated May 26, 2009, with respect to the consolidated financial statements of Teléfonos de México, S.A.B. de C.V. and the effectiveness of internal control over financial reporting of Teléfonos de México, S.A.B. de C.V. included in its Annual Report (Form 20-F) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

Mancera, S.C. A Member Practice of Ernst & Young Global

/s/ C.P.C. Fernando Espinosa López
C.P.C. Fernando Espinosa López

México City, México

June 19, 2009